Exhibit (n)(22)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the use in the Prospectus Supplement of Prospect Capital Corporation, dated September 27, 2018, relating to its sale of its 6.375% Notes due 2024, of our report dated August 28, 2018, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in that Prospectus Supplement.

We also consent to the use of our report dated August 30, 2018, except for Notes 13 and 14, as to which the date is September 27, 2018, relating to the information contained under Senior Securities table on pages S-83 - S-85 of that Prospectus Supplement, which is contained as Exhibit (n)(23) to this post-effective Amendment No. 98 to the Registration Statement on Form N-2 (file No. 333-213391) to be filed on October 1, 2018.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

September 27, 2018